Exhibit 10.54

Date: March 19, 2026

To: Cyabra Strategy Ltd.

Waiver and Consent Letter

1.	Reference is made to (i) that certain Convertible Note Purchase Agreement, dated July 22, 2024 (the “Note Purchase Agreement”), (ii) that certain 8% Senior Convertible Promissory Note, dated July 22, 2024, with a principal amount of $3,000,000 (as amended, the “July 2024 Note”), (iii) that certain Note, dated September 6, 2024, with a principal amount of $400,000 (as amended, the “September 2024 Note”), and (iv) that certain Promissory Note, dated February 28, 2025, with a principal amount of $1,000,000 (as amended, the “February 2025 Note”, and together with the July 2024 Note and the September 2024 Note, collectively, the “Notes”), in each case issued by Cyabra Strategy Ltd. (the “Company”) in favor of Alpha Capital Anstalt (the “Holder”), and (v) that certain Merger Agreement by and among the Company, Trailblazer Merger Corporation, Trailblazer Holdings, Inc., and Trailblazer Merger Sub, Ltd., as amended (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Notes.

2.	Subject to the terms and conditions set forth herein, the undersigned hereby provides this notice to the Company of its election that, upon the conversion of the Notes, all Conversion Shares to be issued to the Holder shall be issued as ordinary shares of the Company (the “Ordinary Shares”), and not as shares of preferred stock of the Company.

3.	Upon the conversion of the Notes and effective as of the issuance of the Conversion Shares to the Holder as Ordinary Shares in accordance with this notice, the Holder hereby acknowledges, represents, and agrees that:

3.1.	The Holder hereby irrevocably and unconditionally waives any and all rights it may have under the Notes, the Note Purchase Agreement, the Merger Agreement, or any exhibits thereto, to receive any shares of preferred stock of the Company and hereby consents and agrees that all Conversion Shares to be issued upon conversion of the Notes shall be issued as Ordinary Shares.

3.2.	The Holder shall receive Ordinary Shares in lieu of any preferred shares to which the Holder may otherwise have been entitled. The number of Ordinary Shares to be issued upon conversion shall be calculated in accordance with the conversion methodology set forth in the Notes (i.e., the Holder shall receive the same number of shares as if the Notes had been converted into preferred shares of the Company).

3.3.	Notwithstanding anything to the contrary herein, in no event shall the Holder be entitled to receive, as a result of the conversion of the Notes or otherwise pursuant to this waiver, a number of Ordinary Shares that, when aggregated with all other Ordinary Shares then beneficially owned by the Holder (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), would result in the Holder, upon consummation of the business combination with Trailblazer Holdings, Inc., beneficially owning in excess of 9.9% of the outstanding shares of common stock of Trailblazer Holdings, Inc. (the “Blocker”). Any portion of the Notes that would otherwise be convertible into Ordinary Shares but for the application of the Blocker shall instead be convertible into such number of preferred shares of the Company (with rights, preferences, and privileges as set forth in the Notes) as would result in the Holder not exceeding the 9.9% ownership threshold in respect of Trailblazer Holdings, Inc. shares of common stock, as applicable upon consummation of the business combination. The determination of beneficial ownership and application of the Blocker shall be made by the Holder in good faith and in accordance with applicable law and regulations.

3.4.	For the avoidance of doubt, upon consummation of the business combination contemplated by the Merger Agreement, in no event shall the Holder receive Ordinary Shares of Cyabra such that the aggregate amount of shares issued to the Holder would cause the Holder to beneficially own more than 9.9% of the outstanding shares of Trailblazer Holdings, Inc. Any remaining portion of the Notes that is not converted into Ordinary Shares due to the application of the Blocker shall instead be converted into preferred shares of Cyabra as described above.

3.5.	The Holder hereby irrevocably and unconditionally waives, releases, and discharges the Company and its past, present, and future officers, directors, shareholders, employees, agents, representatives, affiliates, successors, and assigns (collectively, the “Released Parties”) from any and all claims, rights, demands, causes of action, or entitlements in each case arising out of, relating to, or in connection with (i) any differences in rights, preferences, privileges, priorities, liquidation preferences, dividend rights, voting rights, conversion rights, anti-dilution protections, or other terms as between Ordinary Shares and preferred shares of any class or series, and (ii) the right to receive any class or series of shares of the Company other than Ordinary Shares upon conversion of the Notes, including, without limitation, any right to receive Series B Preferred Shares, any other preferred shares, or any other equity securities of the Company, except for any other securities that may be issued pursuant to other agreements or instruments executed by and between the Holder and the Company.

3.6.	The Holder acknowledges and agrees that this waiver is being executed voluntarily and at the Holder's own request, with full knowledge and understanding of the rights being waived and the legal effect and consequences hereof. The Holder acknowledges that it has had the opportunity to consult with independent legal counsel of its choosing and has either done so or knowingly and voluntarily elected not to do so.

4.	Except as expressly set forth herein, all other terms and conditions of the Notes, the Note Purchase Agreement, the Merger Agreement, or any exhibits thereto shall remain in full force and effect.

5.	This waiver shall be binding upon the Holder and its successors and assigns and, to the extent applicable, its heirs, executors, and administrators, and shall inure to the benefit of the Holder and each of the foregoing.

Alpha Capital Anstalt

By:	/s/ Nicola Feurestein
Nicola Feurestein
Director

Agreed and acknowledged:

Cyabra Strategy Ltd.

By:	/s/ Dan Brahmy
Dan Brahmy
Chief Executive Officer

March 19, 2026

Alpha Capital Anstalt

Re: Side Letter with respect to Beneficial Ownership

This side letter (the “Side Letter”) is entered into as of the date hereof by and between Cyabra Strategy Ltd., an Israeli company (the “Company”), Trailblazer Holdings, Inc., (“Holdings”) and Alpha Capital Anstalt (the “Holder”).

1. Blocker on Conversion of Preferred Stock. Notwithstanding anything to the contrary in any agreements, notes, or instruments to which the Company, Holdings, or the Holder are parties (including without limitation any promissory note, convertible note, or the Convertible Note Purchase Agreement, each as may be amended, supplemented, or restated from time to time), the parties hereby agree as follows:

a. 9.9% Ownership Limitation: In no event shall the Holder be entitled to receive upon conversion of any preferred shares of the Company (including, without limitation, Series B Preferred Shares or any other class or series of preferred shares, collectively, the “Preferred Shares”) or upon conversion of any convertible notes of the Company (including, without limitation, those issued under the Convertible Note Purchase Agreement, July 2024 Note, September 2024 Note, and February 2025 Note, collectively, the “Convertible Notes”) a number of ordinary shares of the Company (“Ordinary Shares”) that, when aggregated with all other Ordinary Shares then beneficially owned by the Holder or its affiliates (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), would result in the Holder beneficially owning in excess of 9.9% of the then issued and outstanding common stock of Holdings (the “Holdings Shares”) upon completion of the contemplated business combination (the “Blocker”). Any attempted delivery, issuance, or conversion of securities into Holdings Shares that would otherwise result in the Holder exceeding the Blocker shall be void and of no force or effect to the extent such issuance would cause the Holder’s beneficial ownership to exceed the Blocker, and the balance of such securities shall remain outstanding unless and until such time as conversion or exchange may occur in compliance with this Side Letter.

b. Calculation and Effect: The determination of beneficial ownership and application of the Blocker shall be made by the Holder in good faith and in accordance with applicable law and regulations. Any conversion of Preferred Shares or other securities that would otherwise result in the Holder exceeding the Blocker shall be deemed to be void and of no force or effect to the extent that such conversion would cause the Holder’s beneficial ownership to exceed the Blocker.

c. Partial Conversion: To the extent that any attempted conversion of Preferred Shares would cause the Holder to exceed the Blocker, such conversion shall be reduced to the maximum number of Ordinary Shares as would not result in beneficial ownership by the Holder exceeding the Blocker, and the balance of such Preferred Shares shall remain outstanding unless and until such time as conversion may occur in compliance with this Side Letter.

d. No Waiver: Any waiver of the Blocker must be in writing and signed by both the Company, Holdings, and the Holder.

2. No Other Changes. Except as expressly set forth herein, all other terms of any agreements between the Company, Holdings, and the Holder remain unchanged and in full force and effect.

3. Governing Law. This Side Letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

4. Counterparts. This Side Letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Irrevocability; No Amendment for 60 Days. Notwithstanding anything to the contrary herein, neither this Side Letter nor the 9.9% beneficial ownership limitation or the Blocker set forth herein may be amended, modified, or revoked, nor may any waiver of the limitation be granted, for a period of sixty (60) days from the date hereof, and any attempted amendment, modification, revocation, or waiver within such period shall be void ab initio. For the avoidance of doubt, the parties acknowledge and agree that this provision is intended to ensure compliance with Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended, and related beneficial ownership rules.

Very truly yours,

Cyabra Strategy Ltd.

By:	/s/ Dan Brahmy
Name:	Dan Brahmy
Title:	CEO

Trailblazer Holdings, Inc.

By:	/s/ Yosef Eichorn
Name:	Yosef Eichorn
Title:	CEO

Agreed to and accepted:

Alpha Capital Anstalt

By:	/s/ Nicola Feuerstein
Name:	Nicola Feuerstein
Title:	Director

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